INTERNAL REVENUE SERVICE                           DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY 11202
                                        Employer Identification Number:
Date: September 20, 1995                     04-2090644
                                        File Folder Number:
MA-COM INC                                   043003265
C/O CHARLES H. MORIN, JR., ESQ.         Person to Contact:
C/O SKAPARS & MORIN                          ROBERT GOUIN
101 ARCH STREET                         Contact Telephone Number:
BOSTON, MA 02110-1119                        (203) 258-2021
                                   Plan Name:
                                             MERIT PLAN OF BENEFITS

                                        Plan Number: 008

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on December 23, 1994.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     At your request, this determination letter does not express an opinion, and may not be relied on with respect to, whether the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations has been satisfied.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satifies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,

                                             /s/ Herbert J. Huff

                                        Herbert J. Huff
                                        District Director

Enclosures:
Publication 794